UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BT Group plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BT Centre, 81 Newgate Street

London, England EC1A 7AJ

(Address of Principal Executive Offices) (Zip Code)

BT Group plc US Employee Stock Purchase Plan

BT Group plc Incentive Share Plan

BT Group plc Deferred Bonus Plan

BT Group plc Retention Share Plan

BT Group plc Restricted Share Plan

(the “Plans”)

(Full title of the plan)

BT Americas Inc.

Cypress Waters Blvd

Suite 200

8951 Cypress Waters Blvd

Dallas

Texas 75019

United States

FAO: Richard Nohe, Legal Director and General Counsel, Americas

(Name and address of agent for service)

(972) 830-8100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

BT Group plc (the “Registrant”) hereby amends its registration statement on Form S-8 filed with the Commission on July 28, 2017 (the “Initial Registration Statement”), as amended by the Post-Effective Amendment No. 1 filed with the SEC on July 31, 2019 (“Amendment No. 1”) (File No. 333-219524), by filing this Post-Effective Amendment No. 2 to reflect the amendment of the following plans (the “Amended Plans”):

•	BT Group plc US Employee Stock Purchase Plan (as adopted by the Remuneration Committee on July 28, 2020); and

•	BT Group plc Deferred Bonus Plan (as adopted by the Remuneration Committee on July 28, 2020).

The Amended Plans are filed herewith as Exhibits 4.2 and 4.3 and replace Exhibit 4.1 of Amendment No. 1 and Exhibit 4.4 of the Initial Registration Statement, respectively.

In addition, the Registrant is reallocating certain securities originally registered pursuant to the Initial Registration Statement. The securities originally registered for offer or sale pursuant to the BT Group plc Retention Share Plan will be reallocated to the BT Group plc Restricted Share Plan, which is filed herewith as Exhibit 4.4. A total of 1,000,000 of the Registrant’s Ordinary Shares were originally registered under the Initial Registration Statement for offer or sale pursuant to the BT Group plc Retention Share Plan, 880,278 of which remain outstanding. On July 28, 2020, the Registrant reallocated the 880,278 outstanding Ordinary Shares which were registered for offer or sale pursuant to the BT Group plc Retention Share Plan to the BT Group plc Restricted Share Plan.

No additional securities are being registered.

This Post-Effective Amendment No. 2 also reflects the Registrant’s Articles of Association adopted at the 2020 Annual General Meeting (“AGM”) on July 16, 2020, which are filed herewith as Exhibit 4.1 and replace Exhibit 4.1 of the Initial Registration Statement.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

*4.1	Articles of Association of the Registrant adopted at the 2020 AGM on July 16, 2020

*4.2	BT Group plc US Employee Stock Purchase Plan (as adopted by the Remuneration Committee on July 28, 2020)

*4.3	BT Group plc Deferred Bonus Plan (as adopted by the Remuneration Committee on July 28, 2020)

*4.4	BT Group plc Restricted Share Plan (as adopted by the Remuneration Committee on July 28, 2020)

* Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on July 29, 2020.

BT Group plc

/s/ Pritti Patel
Name:	Pritti Patel
Title:	Interim General Counsel Company Secretarial

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement in the capacity of the duly authorized representative of BT Group plc in the United States.

/s/ Richard Nohe
Name:	Richard Nohe
Title:	Legal Director and General Counsel, Americas

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.